Form of
VIRTUS VARIABLE INSURANCE TRUST
(the “Fund”)
DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
under the
INVESTMENT COMPANY ACT OF 1940

1.	Introduction

The Fund, on behalf of its series listed in Appendix A, as may be amended from time to time (individually and collectively, the “Series”), and VP Distributors, Inc. (the “Distributor”), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor acts as principal underwriter of each Series for sale to the permissible purchasers. The Trustees of the Fund have determined to adopt this Distribution Plan (the “Plan”), in accordance with the requirements of Rule 12b-1 of the Investment Company Act of 1940, as amended (the “Act”) and have determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

2.	Rule 12b-1 Fees

The Fund shall pay to the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of any Series, as compensation for the Distributor’s services as distributor of the Fund in connection with any activities or expenses primarily intended to result in the sale of the shares of the Series. Expenses may include, but are not limited to, payment of compensation, including incentive compensation to securities dealers and financial institutions and organizations to obtain various distribution related and/or shareholder services for the purchasers of variable annuity or variable life insurance contracts (“Variable Contracts”) investing indirectly in shares of the Series; payment of compensation to and expenses of personnel of the Distributor who support the distribution of shares of the Series; expenses related to the cost of financing or providing such financing from the Distributor’s or an affiliate’s resources in connection with the Distributor’s payment of such distribution expenses and the payment of other direct distribution costs such as the cost of sales literature, advertising and prospectuses. Shareholder services include, but are not limited to, transmitting prospectuses, statements of additional information, shareholder reports, proxy statements and other materials to prospective purchasers of Variable Contracts investing indirectly in shares of the Series; providing educational materials; providing facilities to answer questions about the Series; receiving and answering correspondence; assisting prospective purchasers of Variable Contracts investing indirectly in shares of the Series in completing application forms and selecting account options; and providing such other information and services as the Distributor or Series may reasonable request.

3.	Reports

At least quarterly in each year this Plan remains in effect, the Fund’s Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Fund, shall prepare and furnish to the Trustees of the Fund for their review, and the Trustees shall review, a written report complying with the requirements of Rule 12b-1 under the Act regarding the amounts expended under this Plan and the purposes for which such expenditures were made.

4.	Required Approval

This plan shall not take effect until it, together with any related agreement, has been approved by a vote of at least a majority of the Fund’s Trustees as well as a vote of at least a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any related agreement (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on this Plan or any related agreement and this Plan.

5.	Term

This Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Fund as well as a majority of the Disinterested Trustees. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Series and (b) all material amendments to this Plan must be approved by a majority vote of the Trustees of the Fund and of the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

6.	Selection of Disinterested Trustees

While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested Trustees then in office.

7.        Related Agreements (excluding the Distribution and Administrative Services Agreement among Virtus Investment Advisers, Inc., VP Distributors, Inc., and Phoenix Life Insurance Company, PHL Variable Insurance Company, and Phoenix Life and Annuity Company)

Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination without penalty with respect to any Series to which such agreement is applicable, by vote of a majority of the outstanding voting securities (as defined in the Act) of such Series, on not more than 60 days’ written notice to the other party to the agreement, and (b) such agreement shall terminate automatically in the event of its assignment.

8.	Termination

This Plan may be terminated at any time with respect to any Series by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of such Series. In the event this Plan is terminated or otherwise discontinued with respect to any Series, no further payments will be made hereunder from such Series.

9.	Records

The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Fund, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

10.	Non-Recourse

A copy of the Fund’s Declaration of Trust (the “Declaration of Trust”) is on file in the office of the Secretary of the Commonwealth of Massachusetts. The Declaration of Trust refers to the Trustees collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may any resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund but the Fund property only shall be liable.

[Adopted as of____________________________]

APPENDIX A

Virtus Capital Growth Series (formerly Phoenix Capital Growth Series)
Virtus Growth & Income Series (formerly Phoenix Growth and Income Series)
Virtus Multi-Sector Fixed Income Series (formerly Phoenix Multi-Sector Fixed Income Series)
Virtus Small-Cap Growth Series (formerly Phoenix Small-Cap Growth Series)
Virtus Small-Cap Value Series (formerly Phoenix Small-Cap Value Series )
Virtus Strategic Allocation Series (formerly Phoenix Strategic Allocation Series)
Virtus International Series (formerly Phoenix-Aberdeen International Series)
Virtus Real Estate Securities Series (formerly Phoenix-Duff & Phelps Real Estate Securities Series)

K-4